Exhibit B

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) dated as of January 17, 2024 (the “Effective Date”), is entered into by and between ChiPing Cheung (the “Assigning Party”), the sole shareholder of Pine Ridge Group Limited, a British Virgin Islands company limited by shares (“Pine Ridge Group Limited”) and Chrome Fields Asset Management LLC (“Chrome Fields”), a limited liability company established in the state of Florida (the “Assuming Party”).

WHEREAS, Pursuant to that certain Agreement and Plan of Share Exchange, dated January 17, 2024 by and between Aureus Greenway Holdings Inc., a Nevada corporation (“Aureus Greenway”), and the Assigning Party and in a form substantially attached hereto as Exhibit A (the “Assigned Contract”), the Assigning Party received an aggregate of 5,440,000 shares of common stock of Aureus Greenway , in exchange for the sale of the Equity Interest (as defined in the Assigned Contract);

WHEREAS, for nominal consideration, Assigning Party desires to assign Chrome Fields the right to receive 5,440,000 shares of common stock, par value $0.001 per share (the “Assigned Shares”), of Aureus Greenway (the “Assignment”); and

WHEREAS, the Assuming Party desires to accept such assignment of the Assigned Shares under the Assigned Contract.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption.

1.1 Assignment. Assigning Party irrevocably assigns, grants, conveys and transfers to the Assuming Party its right to receive the Assigned Shares under the Assigned Contract, while the Assigning Party resumes its obligations under the Assigned Contract.

1.2 Assumption. The Assuming Party unconditionally accepts such assignment of the Assigned Shares under the Assigned Contract.

2. Representations and Warranties.

2.1 Assigning Party Representations and Warranties. Assigning Party represents and warrants as follows:

(a) It is duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

(b) It is qualified and licensed to do business in every jurisdiction where such qualification and licensing is required;

(c) It has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) It has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof;

(e) When executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of Assigning Party, enforceable against it in accordance with its terms and not subject to defenses;

(f) It is the sole legal and beneficial owner of the Equity Interest under the Assigned Contract on the Effective Date, free and clear of any lien, security interest, charge or encumbrance;

(g) The Assigned Contract has not been amended or modified as of the Effective Date;

(h) The Assigned Contract are in full force and effect on the Effective Date. No event or condition has occurred that is an event of default or termination under any of the Assigned Contract. There are no material disputes pending or threatened related to any rights or obligations transferred by this Agreement; and

(i) It has performed all of its obligations under the Assigned Contract that are required to be performed on or before the Effective Date.

2.2 Assuming Party Representations and Warranties. The Assuming Party represents and warrants as follows:

(a) It is duly organized, validly existing and in good standing under the laws of the State of Florida;

(b) The Assuming Party are qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required.

(c) The Assuming Party has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(d) The Assuming Party has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.

(e) When executed and delivered by the Assuming Party, this Agreement will constitute the legal, valid and binding obligation of the Assuming Party, enforceable against the Assuming Party in accordance with its terms.

3. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

4. Entire Agreement. This Agreement, together with all related exhibits and schedules, is the sole and entire agreement of the parties to this Agreement regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

5. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the date first set above.

Assigning Party

By:	/s/ ChiPing Cheung
Name:	ChiPing Cheung

Assuming Party

Chrome Fields Asset Management LLC (5,440,000 shares)
By:	/s/ ChiPing Cheung
Name:	ChiPing Cheung
Title:	Director

Exhibit A

ASSIGNED CONTRACT